Exhibit 10.7

SECURITIES PURCHASE AND RIGHTS AGREEMENT
among
PATTERN ENERGY GROUP INC.,
CBRE CALEDON JUPITER II INVESTMENTS LP,
CBRE CALEDON GLOBAL INFRASTRUCTURE FUND HOLDINGS I, LP,
1836562 ONTARIO INC.,
CBRE CALEDON TRIDENT INFRASTRUCTURE INVESTMENTS II LP,
CALEDON SIRIUS INVESTMENTS LP,
1793177 ONTARIO INC.,
CBRE CALEDON NOVA INVESTMENTS, L.P.,
and
CALEDON TAURUS INVESTMENTS LP

Dated as of October 10, 2019

TABLE OF CONTENTS

PAGE
ARTICLE I
DEFINITIONS    1

Definitions	1
ARTICLE II
PURCHASE AND SALE    7
Section 2.01.Purchase and Sale    7
Section 2.02.Closing    7
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY    7
Section 3.01.Organization; Standing    8
Section 3.02.Capitalization    9
Section 3.03.Authority; Noncontravention    10
Section 3.04.Governmental Approvals    11
Section 3.05.Company SEC Documents; Company CSA Documents; Undisclosed Liabilities    11
Section 3.06.Absence of Certain Changes    13
Section 3.07.Legal Proceedings    13
Section 3.08.Permits; Compliance with Sarbanes-Oxley    13
Section 3.09.Tax Matters    14
Section 3.10.Employee Benefits    14
Section 3.11.Labor Matters    15
Section 3.12.FERC Matters    15
Section 3.13.Environmental Matters    16
Section 3.14.Intellectual Property    16
Section 3.15.Real Property    16
Section 3.16.Insurance    17
Section 3.17.No Registration Required    17
Section 3.18.No Registration Rights    17
Section 3.19.Broker Fees and Expenses    17
Section 3.20.Listing and Maintenance Requirements    17
Section 3.21.Certificates    18
Section 3.22.Investment Company Act    18
Section 3.23.No Other Representations and Warranties    18
Section 3.24.No Other Purchaser Representations or Warranties    18
Section 3.25.Solvency    18
Section 3.26.FCPA; USA Patriot Act; OFAC; Sanctions    19
ARTICLE IV
REPRESENTATIONS AND WARRANTIES AS TO P2    20
Section 4.01.Organization; Standing; Validity    20

i

Section 4.02.Noncontravention    21
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS    22
Section 5.01.Organization and Authority    22
Section 5.02.Authorization; Enforceability    22
Section 5.03.No Conflict    22
Section 5.04.Governmental Approvals    23
Section 5.05.Broker Fees and Expenses    23
Section 5.06.Purchase for Investment    23
Section 5.07.No Other Company Representations or Warranties    24
Section 5.08.Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans    25
Section 5.09.Ownership of Company Securities    25
Section 5.10.Arm’s Length Transaction    25
Section 5.11.Private Placement Consideration    25
Section 5.12.Purchase Price    26
ARTICLE VI
ADDITIONAL AGREEMENTS    26
Section 6.01.Public Announcements    26
Section 6.02.Commercially Reasonable Efforts    26
Section 6.03.Filings; Consents    26
Section 6.04.Corporate Action    27
Section 6.05.Listing of Shares    27
Section 6.06.Use of Proceeds    27
Section 6.07.Expenses    27
Section 6.08.Confidentiality    27
Section 6.09.Additional Agreements of the Company and the Purchasers.    28
ARTICLE VII
CONDITIONS TO CLOSING    31
Section 7.01.Conditions to the Obligations of the Company and each Purchaser    31
Section 7.02.Conditions to the Obligations of the Company    31
Section 7.03.Conditions to the Obligations of each Purchaser    31
Section 7.04.Frustration of Closing Conditions    32
ARTICLE VIII
TERMINATION; SURVIVAL; LIMITATION ON DAMAGES    33
Section 8.01.Termination    33
Section 8.02.Effects of Termination    33
Section 8.03.Survival    33
Section 8.04.Limitation on Damages    33
ARTICLE IX
MISCELLANEOUS    34

ii

Section 9.01.Notices    34
Section 9.02.Amendments, Waivers, etc.    35
Section 9.03.Counterparts and Facsimile    35
Section 9.04.Further Assurances    35
Section 9.05.Governing Law; Specific Enforcement; Submission to Jurisdiction; Waiver of Jury Trial    35
Section 9.06.Interpretation    36
Section 9.07.Severability    37
Section 9.08.Entire Agreement; No Third-Party Beneficiaries    37
Section 9.09.Assignment    37
Section 9.10.Acknowledgment of Securities Laws    37

Schedule 1	41
Schedule 2	42

iii

SECURITIES PURCHASE AND RIGHTS AGREEMENT, dated as of October 10, 2019 (this “Agreement”), among PATTERN ENERGY GROUP INC., a Delaware corporation (the “Company”), CBRE CALEDON JUPITER II INVESTMENTS LP, an Ontario limited partnership, CBRE CALEDON GLOBAL INFRASTRUCTURE FUND HOLDINGS I, LP, an Ontario limited partnership, 1836562 ONTARIO INC., an Ontario corporation, CBRE CALEDON TRIDENT INFRASTRUCTURE INVESTMENTS II LP, an Ontario limited partnership, CALEDON SIRIUS INVESTMENTS LP, an Ontario limited partnership, 1793177 ONTARIO INC., an Ontario corporation, CBRE CALEDON NOVA INVESTMENTS, L.P., a Delaware limited partnership and CALEDON TAURUS INVESTMENTS LP, an Ontario limited partnership (each, a “Purchaser” and, collectively the “Purchasers”).
WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue, sell and deliver to the Purchasers, and the Purchasers desire, severally and not jointly, to purchase and acquire from the Company, an aggregate of 10,400,000 shares of the Company’s Series A Perpetual Preferred Stock, par value $0.01 per share (each a “Preferred Share,” and collectively the “Preferred Shares”), having the rights, preferences and privileges of which are to be set forth in a Certificate of Designations in the form circulated to the Purchasers on the date hereof (the “Certificate of Designations”), which Preferred Shares shall be convertible in certain circumstances into authorized shares of Class A Common Stock (as defined below); and
NOW, THEREFORE, in consideration of the mutual agreement, representations, warranties and covenants herein contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I
DEFINITIONS
Section 1.01.    Definitions. As used in this Agreement (including the recitals hereto), the following terms shall have the following respective meanings:
“13D Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock that would be required under Section 13(d) of the Exchange Act (as in effect on, and based on legal interpretations thereof existing on, the date hereof), to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.
“2020 Notes” means the Company’s 4.00% convertible notes due July 15, 2020, issued pursuant to the Indenture.
“Additional Fixed Dividends” has the meaning set forth in the Certificate of Designations.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided, that the Company and its Subsidiaries shall not be deemed to be Affiliates of the Purchasers or any of their respective Affiliates. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.
“Board” means the board of directors of the Company.
“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.
“Bylaws” means the Amended and Restated Bylaws of the Company, dated September 24, 2013, as may be further amended and restated from time to time.

“CAFD” has the meaning set forth in the Certificate of Designations.
“Canadian Securities Commissions” means the Ontario Securities Commission and the securities commissions or other securities regulatory authorities in each of the provinces and territories of Canada.
“Canadian Securities Laws” means the applicable securities laws in each of the provinces and territories in Canada emanating from governmental authorities, including the respective rules and regulations made thereunder together with applicable published national and local instruments, policy statements, notices, blanket rulings and orders of the Canadian Securities Commissions, and all discretionary rulings and orders applicable to the Company, if any, of the Canadian Securities Commissions.
“Capital Stock” means, with respect to any Person, any and all shares of stock, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity.
“CCCM” means CBRE Caledon Capital Management Inc.
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated September 24, 2013, as may be further amended and restated from time to time.
“Change of Control” has the meaning set forth in the Certificate of Designations.
“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Stock Plan” means the Amended and Restated Pattern Energy Group Inc. 2013 Equity Incentive Award Plan, as amended from time to time.
“Contingent Dividend Cap” has the meaning set forth in the Certificate of Designations.
“Contingent Dividends” has the meaning set forth in the Certificate of Designations.
“Conversion Shares” means the shares of Class A Common Stock, issuable upon the conversion of the Preferred Shares, as provided for in this Agreement and the Certificate of Designations.
“Credit Policy” means the Company using commercially reasonable efforts to maintain financial metrics consistent with a credit rating from at least two of S&P, Moody’s and Fitch, of no worse than BB- (S&P) / Ba3 (Moody’s) / BB- (Fitch)

“DGCL” means the General Corporation Law of the State of Delaware.
“Dividend Policy” means the Company using commercially reasonable efforts to pay quarterly dividends to the holders of its Class A Common Stock (subject to reasonable reserves).
“Entity” means each Purchaser, each of their Affiliates and Permitted Assignees, and any account with respect to which CCCM or any Purchaser exercises investment discretion or provides investment advisory or management services.
“Equity Distribution Agreement” means that certain agreement among the Company, RBC Capital Markets, LLC, KeyBanc Capital Markets Inc. and Morgan Stanley & Co. LLC, dated May 9, 2016, pursuant to which the Company may offer and sell shares of Class A Common Stock from time to time as described in Section 3.02(b).
“Equity Securities” means, with respect to any Person, (i) shares of Capital Stock of, or other equity or voting interest in, such Person, (ii) any securities convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interest in, such Person, (iii) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any Capital Stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interest in, such Person, and (iv) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Capital Stock of, or other equity or voting interest (including any voting debt) in, such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Fitch” means Fitch Ratings, Ltd. and any successor to its rating agency business.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Entity” means any United States or non-United States federal, state, provincial, territorial or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body, including the Nasdaq.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indenture” means that certain Indenture, dated as of July 28, 2015, by and among the Company, as issuer, Pattern US Finance Company LLC, as subsidiary guarantor, and Deutsche Bank Trust Company Americas, as trustee (as modified or supplemented from time to time).
“Issue Date” means the date of original issuance of the Preferred Shares.
“Judgment” means any judgment, injunction, order or decree of any Governmental Entity.
“Laws” means all state, provincial, territorial or federal laws, statutes, common laws, ordinances, codes, rules, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, permits, regulations, decrees and orders of Governmental Entities.
“Liens” means any pledges, liens, charges, equities, mortgages, encumbrances, claims or security interests of any kind or nature, whether based on common law, statute or contract.
“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), shareholders’ equity, business, properties, results of operations or prospects of the Company and its subsidiaries, taken as a whole.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Nasdaq” means the Nasdaq Global Select Market and its successors.
“Optional Share Conversion” has the meaning set forth in the Certificate of Designations.
“Options” means an unexercised option to purchase shares of Class A Common Stock granted under the Company Stock Plan.
“P2” means Pattern Energy Group Holdings 2 LP, a Delaware limited partnership.
“P2 Company Acquisition” has the meaning set forth in the Certificate of Designations.
“P2 Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), partners’ equity, business, properties, results of operations or prospects of P2 and its subsidiaries, taken as a whole.
“Parent Entity” means any Person that is the direct or indirect parent of the Company and of which the Company is a direct or indirect subsidiary.

“Parity Stock” means each class or series of Preferred Stock the Company may issue that is not expressly stated to be junior to the Preferred Shares.
“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of P2, dated as of June 16, 2017, as may be amended from time to time.
“Pattern Management” has the meaning set forth in the Certificate of Designations.
“Permitted Assignee” means one or more Affiliates of a holder of Preferred Shares, or the successor entity, limited partners, managing members or other similar interest holders of such holder of Preferred Shares.
“Permitted Private Change of Control” has the meaning set forth in the Certificate of Designations.
“Permitted Ratings Downgrade Change of Control” has the meaning set forth in the Certificate of Designations.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other business entity or any government or any agency or political subdivision thereof.
“Related Agreements” means the Certificate of Designations and any other agreements between or among the Company, any Purchaser and any of their respective Affiliates entered into to give effect to the transactions contemplated by this Agreement.
“Representative” means, with respect to any Person, such Person’s Affiliates and such Person’s and each such Affiliate’s respective directors, officers, employees, managers, trustees, principals, stockholders, members, general or limited partners, agents and other representatives.
“Restricted Stock Award” means shares of Class A Common Stock that are subject to time vesting, performance vesting or other vesting conditions, granted under the Company Stock Plan.
“Restricted Stock Unit” means restricted stock unit in respect of shares of Class A Common Stock that is subject to time vesting, performance vesting or other vesting conditions, granted under the Company Stock Plan.
“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor to its rating agency business.
“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Subsidiary” means each “significant subsidiary” of a Person (as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act (collectively, the “Subsidiaries”).
“Transaction Documents” means this Agreement and the Related Agreements.
“Transactions” means the transactions contemplated by this Agreement and the Related Agreements.
“TSX” means Toronto Stock Exchange and its successors.
“Voting Stock” means Capital Stock of the Company having the right to vote generally in any election of members of the Board.
(a)    In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Agreement	Preamble
Anti-Money Laundering Laws	3.27(b)
Capitalization Date	3.02(a)
Certificate of Designations	Recitals
Closing	2.02(a)
Closing Date	2.02(a)
Company	Preamble
Company Compensation Arrangement	3.10(b)
Company Disclosure Letter	Article III
Company CSA Documents	3.05(a)
Company SEC Documents	3.05(a)
Confidential Information	6.08
Covered Entity	3.05(b)
Environmental Laws	3.13
EWG	3.12
FERC	3.12
Filed SEC Documents	Article III
Financial Statements	3.05(b)
FPA	3.12
Hazardous Materials	3.13
NI 45-106	5.06(j)
Offering	6.09(c)
Plan	3.10
Preferred Shares	Preamble
Preferred Stock	3.02(a)
PUHCA	3.12
Purchase	2.01
Purchase Price	2.01
Purchasers	Preamble
Sarbanes-Oxley Act	3.08(b)
Sanctions	3.27(c)
Solvent	3.26

Article II
PURCHASE AND SALE
Section 2.01.    Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Purchaser shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to each Purchaser, the respective number of Preferred Shares set forth opposite such Purchaser’s name in Schedule 1 hereto, at a purchase price per share of $24.625 (the “Purchase Price”). The purchase of the Preferred Shares pursuant to this Section 2.01 is referred to as the “Purchase”.
Section 2.02.    Closing. (a) The closing of the Purchase (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or remotely via the exchange of documents and signature pages, promptly following the satisfaction (or, to the extent permitted by Law, the waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied as of the Closing (but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time and date as shall be agreed between the Company and the Purchasers; provided, that the parties hereto expressly agree that the Closing shall occur no later than eleven Business Days following the date of this Agreement. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
(b)    At the Closing, to effect the purchase and sale of the Preferred Shares, (i) each Purchaser shall pay to the Company, by wire transfer to a bank account designated in writing by the Company of immediately available funds, the Purchase Price for such Purchaser’s Preferred Shares and (ii) the Company shall deliver to each Purchaser an Ownership Notice (as defined in the Certificate of Designations) evidencing ownership of the Preferred Shares pursuant to Section 16 of the Certificate of Designations.
Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to each Purchaser the following, except (i) as disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available prior to the date hereof (the “Filed SEC Documents”) (it being acknowledged that nothing disclosed in the Filed SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Sections 3.01, 3.02(a), 3.02(h), 3.03 and 3.17) or (ii) as set forth in the confidential disclosure letter delivered by the Company to the Purchasers prior to the execution of this Agreement (the “Company Disclosure Letter”). Each section or subsection of the Company Disclosure Letter shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Letter. Disclosure of any item, matter or event in any particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Letter to which the relevance of such disclosure would be reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsections. In no event shall any predictive, forward-looking disclosure contained in any part of any Filed SEC Document entitled “Risk Factors” or “Cautionary Notice Regarding Forward-Looking Statements” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Filed SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 3.01.    Organization; Standing. (a) The Company (i) has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own or hold its property and to conduct its business as described in the Filed SEC Documents and (iii) is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing, as applicable, of property requires such qualification, except in the case of clauses (ii) and (iii), where the failure to have such power or authority or to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Each Subsidiary of the Company (i) has been duly incorporated or formed, is validly existing as a corporation, limited liability company, limited partnership, unlimited liability company or similar legal entity in good standing (or similar status to the extent it exists) under the laws of the jurisdiction of its incorporation or formation, as the case may be, (ii) has the corporate, limited liability company, limited partnership, unlimited liability company or other applicable power and authority, as the case may be, to own its property and to conduct its business as described in the Filed SEC Documents and (iii) is duly qualified to transact business and is in good standing (or, in each case, such similar status in such jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing, as the case may be, of property requires such qualification, except in the case of clauses (ii) and (iii), where the failure to have such power or authority or to be so qualified or in good standing would not have a Material Adverse Effect.
Section 3.02.    Capitalization.
(a)    As of the date of this Agreement, the authorized shares of Capital Stock or other Equity Securities of the Company consist of (i) 500,000,000 shares of Class A Common Stock and (ii) 100,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). As of the close of business on September 30, 2019 (the “Capitalization Date”), (i) 98,489,599 shares of Class A Common Stock were issued and outstanding, (ii) zero shares of Preferred Stock were issued and outstanding, (iii) 1,038,421 shares of Class A Common Stock were reserved and available for issuance pursuant to the Company Stock Plan, (iv) a total of 382,154 shares of Class A Common Stock were subject to outstanding vested and unvested Options, (v) 629,182 shares of Class A Common Stock were subject to outstanding Restricted Stock Awards, (vi) 144,500 shares of Class A Common Stock were subject to outstanding Restricted Stock Units and (vii) shares of Class A Common Stock reserved for issuance upon conversion of the 2020 Notes. All issued and outstanding shares of Class A Common Stock are duly authorized, validly issued, fully paid and nonassessable. Since the Capitalization Date, the Company has not sold or issued or repurchased, redeemed or otherwise acquired any shares of the Company’s Capital Stock (other than issuances pursuant to the vesting of any “share award” that had been granted under any Company Stock Plan, or repurchases, redemptions or other acquisitions of Class A Common Stock pursuant to agreements contemplated by the Company Stock Plan).
(b)    As of the date of this Agreement, the Company may, from time to time, offer and sell shares of Class A Common Stock pursuant to the Equity Distribution Agreement in an aggregate sales price of approximately $144 million. The Company has not made any sales pursuant to the Equity Distribution Agreement since the Capitalization Date.
(c)    As of the date of this Agreement, $225 million aggregate principal amount of 2020 Notes are outstanding, and are convertible into cash and/or Class A Common Stock upon the terms set forth in the Indenture.
(d)    Except as set forth in this Section 3.02, as of the date of this Agreement, there are no outstanding Equity Securities of the Company and no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company.
(e)    All of the issued shares of Capital Stock, limited liability company or other membership interests or other equity interests, as applicable, of each Subsidiary of the Company have been duly authorized and validly issued (in accordance with the organizational documents of such Subsidiary), are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the organizational documents of such Subsidiary) and non-assessable (except as such non-assessability may be affected by applicable Laws) and (except for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of all Liens other than as would not reasonably be expected to have a Material Adverse Effect.
(f)    The Company has valid title to 29% of the limited partnership interests of P2. All of the P2 limited partnership interests issued to the Company are free and clear of all Liens. As of the date of this Agreement, the Company has contributed $190.0 million to P2.
(g)    The Company has funded all capital contributions to P2 in accordance with the terms of the Partnership Agreement and has not taken any action or omitted to take any action that would constitute a breach or default of its obligations under the Partnership Agreement or result in the termination of the Partnership Agreement.
(h)    Upon the Certificate of Designations being filed with and accepted by the Secretary of State of the State of Delaware, (%4) the Preferred Shares will be duly authorized, and when issued and sold against receipt of the consideration therefor as provided in this Agreement or the Certificate of Designations, such shares will be validly issued, fully paid and non-assessable and issued in compliance with all applicable federal, provincial and state securities laws, and will be free and clear of all Liens, except restrictions imposed by the Securities Act, applicable Canadian Securities Laws and any other applicable securities Laws; and (%4) a sufficient number of Conversion Shares will have been duly authorized for issuance upon any conversion of the Preferred Shares into Conversion Shares in accordance with the provisions of this Agreement and the Certificate of Designations. If and when any Conversion Shares are issued in accordance with the provisions of this Agreement and the Certificate of Designations, all such Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws and will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all Liens, except restrictions imposed by the Securities Act, applicable Canadian Securities Laws and any other applicable securities Laws.
Section 3.03.    Authority; Noncontravention. (a) All necessary corporate action has been taken by the Company to authorize the execution and delivery of this Agreement and to consummate the Transactions, including the authorization, issuance (or reservation for issuance), sale and delivery of (i) the Preferred Shares being sold hereunder and (ii) the Conversion Shares issuable upon any conversion of the Preferred Shares. This Agreement and each of the Related Agreements has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.
(b)    Neither the Company nor any of its Subsidiaries is (i) in violation of its charter, by-laws or similar organizational document, (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any Subsidiary is subject, or (iii) in violation of any law, statute, rule, regulation, Judgment or writ of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties, assets or operations, except, in the cases of clauses (ii) and (iii), for such defaults and violations that would not reasonably be expected to have a Material Adverse Effect.
(c)    None of (i) the execution and delivery by the Company of this Agreement or any Related Agreements, or the performance by the Company of its obligations under this Agreement or any Related Agreements, (ii) the issue and sale by the Company of the

Preferred Shares nor (iii) the application of the net proceeds to the Company from this offering in the manner described under the heading “Use of Proceeds” in this Agreement, will conflict with, result in a breach of or constitute a default under (A) assuming the accuracy of the representation and warranties of the Purchasers herein, any provision of law applicable to the Company or any of its Subsidiaries, (B) the charter, by-laws or similar organizational document of the Company or any of its Subsidiaries, (C) any agreement or other instrument binding upon the Company and its Subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or (D) any Judgment of any Governmental Entity having jurisdiction over the Company or its Subsidiaries, except in the case of clauses (A), (C) and (D), for any such breach, violation, or default that would not reasonably be expected to have a Material Adverse Effect.
Section 3.04.    Governmental Approvals. Except for (a) compliance with the rules and regulations of the Nasdaq and TSX (including obtaining approval of TSX), (b) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) the filing with the SEC of such current reports and other documents, if any, required to be filed with the SEC under the Exchange Act or Securities Act in connection with the Transactions, (d) the filing with the Canadian Securities Commissions of such current reports and other documents, if any, required to be filed with the Canadian Securities Commissions under the Canadian Securities Laws in connection with the Transactions (including reports of exempt distribution on Form 45-106F1 with respect to Sales to Canadian Purchasers, as applicable) and (e) compliance with any applicable securities or blue sky laws of the various states, assuming the accuracy of each Purchaser’s representation in Section 5.06, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity or any stock market or stock exchange on which shares of Class A Common Stock are listed for trading are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such consents, approvals, filings, licenses, permits, authorizations, declarations or registrations the failure of which to obtain, make or give, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
Section 3.05.    Company SEC Documents; Company CSA Documents; Undisclosed Liabilities. (a) The Company has filed with the SEC, on a timely basis, all material reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). The Company is a reporting issuer not in default in all of the provinces and territories of Canada and has filed with the Canadian Securities Commissions, on a timely basis, all material reports, schedules, forms, statements and other documents required to be filed by the Company with Canadian Securities Commissions since January 1, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company CSA Documents”). As of their respective SEC or Canadian Securities

Commissions filing or effective dates, as applicable, the Company SEC Documents and Company CSA Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and/or applicable Canadian Securities Laws, as the case may be, applicable to such Company SEC Documents or Company CSA Documents, and none of the Company SEC Documents or Company CSA Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    The historical financial statements (including the related notes thereto) of (i) the Company and (ii) each other entity for which financial statements are required to be included or incorporated by reference in the Company SEC Documents (each such entity, a “Covered Entity”), included or incorporated by reference in the Company SEC Documents (collectively, the “Financial Statements”) present fairly in all material respects the financial position, results of operations and cash flows of the Company and each Covered Entity, as applicable, as of the dates and for the periods indicated; the Financial Statements comply as to form in all material respects with the applicable requirements of Regulation S-X under the Securities Act and Canadian Securities Laws and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods indicated therein except as may be expressly stated in the related notes thereto; the other financial information included in the Company SEC Documents has been derived from the accounting records of the Company and each Covered Entity, as applicable, and presents fairly the information shown thereby; and the pro forma financial information and the related notes thereto (if any) included or incorporated by reference in the Company SEC Documents present fairly in all material respects the information shown thereby and have been prepared in accordance with the applicable requirements of the Securities Act and Canadian Securities Laws, the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein, and the assumptions underlying such pro forma financial information (if any) are reasonable and are set forth in the Company SEC Documents.
(c)    (A) The Company and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (B) as of the end of the period covered by the most recent audited financial statements included in the Company SEC Documents there was no, and since such date the Company has not become aware of any, (i) material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii)

change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.
(d)    (i) The Company and its consolidated subsidiaries have established and maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed about the Company and its subsidiaries in the reports the Company will file with the SEC under the Exchange Act is accumulated and communicated to management of the Company, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective to a reasonable level of assurance to perform the functions for which they were established.
(e)    Since December 31, 2018 (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into or approved any material transaction other than the Transaction; (ii) the Company has not declared, paid or otherwise made any dividend or distribution on its Capital Stock other than dividends of $0.4220 per share of Class A Common Stock paid on January 31, 2019, April 30, 2019, July 31, 2019 and payable on October 31, 2019; and (iii) there has not been any material change in the share capital, short-term debt or long-term debt of the Company and its subsidiaries.
Section 3.06.    Absence of Certain Changes. Since December 31, 2018 there has not been any effect, change, event or occurrence that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
Section 3.07.    Legal Proceedings. There are no legal or governmental proceedings pending, or to the knowledge of the Company, threatened, to which the Company or any of its Subsidiaries is a party or to which any of the property of the Company or any of its Subsidiaries is or, to the knowledge of the Company, may be subject, that if determined adversely to the Company or any of its subsidiaries would be reasonably expected to have a Material Adverse Effect.
Section 3.08.    Permits; Compliance with Sarbanes-Oxley.
(a)    The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, provincial or foreign governmental or regulatory authorities reasonably necessary to conduct their respective businesses, except where the failure to obtain any such certificates, authorizations or permits would not have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit that, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(b)    The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and all rules and regulations promulgated thereunder or implementing the provisions thereof.
Section 3.09.    Tax Matters. Except for any failures or exceptions that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (x) the Company and each of its Subsidiaries has timely filed (taking into account valid extensions) all federal, provincial, state, local and foreign tax returns (including any reports, forms or schedules) required to be filed by it and collected or withheld all taxes required by law to be collected or withheld by it, and has paid or remitted all taxes (and any related interest, penalties and additions to tax) required to be paid or remitted by it (including in its capacity as a withholding agent) except for any taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, (y) to the knowledge of the Company, there is no proposed tax deficiency or assessment against the Company or any of its Subsidiaries or any unresolved proceedings, investigations or audits pending or threatened regarding taxes with respect to the Company or any of its Subsidiaries and (z) neither the Company nor any of its Subsidiaries is a party to any tax allocation or sharing agreement of any kind, other than the organizational, operating and partnership agreements of the Company and its Subsidiaries or agreements entered into in the ordinary course of business that are not primarily related to taxes.
Section 3.10.    Employee Benefits.
(a)    Each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code that includes the Company) has or could have any liability, contingent or otherwise (each, a “Plan”), has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except for any failure to comply that would not have a Material Adverse Effect. No prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption and transactions that would not have a Material Adverse Effect. For each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no failure to satisfy the “minimum funding standard” or “minimum required contribution” (as such terms are defined in Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, has occurred or is reasonably expected to occur, except for any such failure that would not have a Material Adverse Effect. The fair market value of the assets of each Plan that is subject to ERISA and is required to be funded under ERISA equals or exceeds the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under such Plan (determined based on reasonable actuarial assumptions and the asset valuation principles established by the Pension Benefit Guaranty Corporation), except for any failure to be so funded that would not have a Material Adverse Effect. No “reportable event,” as defined in Section 4043 of ERISA (other than an event with respect to which the 30-day notice requirement has been waived), has occurred with respect to any Plan, except for any such event that would not have a Material Adverse Effect. Neither the Company nor any members of its Controlled Group have incurred or reasonably expect to incur (i) liability under Title IV of ERISA with respect to the termination or underfunding of any pension plan, (ii) any withdrawal liability within the meaning of Section 4201 of ERISA, or (iii) liability with respect to any “employee welfare benefit plan” (within the meaning of Section (3)(1) of ERISA) providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code), in each case, except for any such liability that would not have a Material Adverse Effect.
(b)    Each benefit and compensation plan, agreement, policy and arrangement (other than any such Plan, agreement, policy, or arrangement covered by Section 3.10 hereof) that is maintained, administered, or contributed to by the Company or any of its subsidiaries for current or former employees or directors of, or independent contractors with respect to, the Company or any of its subsidiaries, or with respect to which any of such entities would reasonably be expected to have any current, future or contingent liability or responsibility (each, a “Company Compensation Arrangement”), has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, except for any failure to comply that would not have a Material Adverse Effect. No action, suit, proceeding, hearing or investigation with respect to the administration, or the investment of the assets, of any Company Compensation Arrangement or Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened, except for any such action, suit, proceeding, hearing or investigation that would not have a Material Adverse Effect.
Section 3.11.    Labor Matters. No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the best knowledge of the Company, is contemplated or threatened that could reasonably be expected to have a Material Adverse Effect.
Section 3.12.    FERC Matters. Except for any failures or exceptions that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Company and its Subsidiaries that (i) own operating facilities in the United States meets the requirements for, and has made the necessary filings with, or has been determined by, the Federal Energy Regulatory Commission (“FERC”) to be an exempt wholesale generator (“EWG”) within the meaning of Section 1262(6) of Public Utility Holding Company Act of 2005 (“PUHCA”); (ii) is an EWG making wholesale sales not exempt from Section 205 of the Federal Power Act (“FPA”) is authorized by FERC pursuant to Section 205 of the FPA to sell electric power, including energy and capacity and certain ancillary services, at market-based rates and has received or applied for such waivers and blanket authorizations as are customarily granted by

FERC to entities authorized to sell electric power at market-based rates, including, but not limited to, authorization to issue securities and assume obligations or liabilities pursuant to Section 204 of the FPA; and (iii) operate with EWG certifications or market-based rate authorizations under Section 205 of the FPA and are in compliance in all material respects with the terms and conditions of all orders issued by FERC under Sections 203, 204 and 205 of the FPA.
Section 3.13.    Environmental Matters. The Company and its Subsidiaries (i) are, and at all times prior hereto within the applicable statute of limitations have been, in compliance with all applicable U.S., Canadian and other foreign, federal, state, provincial and local laws and regulations relating to the protection of human health and safety, the environment and natural resources, or the generation, use, storage, management, treatment, transportation, disposal, release or threatened release of, or exposure to, any material, substance or waste defined or regulated in relevant form, quantity or concentration as Hazardous Materials (as defined below) (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as currently conducted, (iii) are in compliance with all terms and conditions of any such permit, license or approval, and (iv) do not have any liability in connection with any known or threatened release into the environment of any Hazardous Materials or any Environmental Laws applicable to the Company or its subsidiaries, except in the case of clauses (i)-(iv) above, where failure to comply would not reasonably be expected to have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum constituents or by-product, (D) any polychlorinated biphenyl, (E) any asbestos and asbestos containing materials, and (F) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any other applicable U.S., Canadian and other foreign, federal, state, provincial and local laws and regulations.
Section 3.14.    Intellectual Property. The Company and its Subsidiaries own or possess adequate rights to use all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them except where the failure to own or possess such rights would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing, which, if the subject of an unfavorable decision, ruling or finding, would be reasonably expected to have a Material Adverse Effect.
Section 3.15.    Real Property. The Company and its Subsidiaries have good and marketable title in fee simple to, or valid and enforceable rights in the nature of a lease,

easement, right of way, license or similar right to otherwise use, all real and personal property owned, leased or otherwise controlled by them that is material to the conduct of their respective businesses as described in the Filed SEC Documents, in each case free and clear of all Liens and defects, except as would not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries as it is currently used.
Section 3.16.    Insurance. The Company and its subsidiaries have, or are entitled to the benefit of, insurance covering their respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are customarily deemed adequate to protect the Company and its subsidiaries and their respective businesses; and neither the Company nor any of its subsidiaries has (i) received written notice from any insurer or agent of such insurer that capital improvements or other expenditures (excluding premiums) are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.
Section 3.17.    No Registration Required. Assuming the accuracy of the representations and warranties of each Purchaser set forth in Article V, the issuance and sale of the Preferred Shares to each Purchaser pursuant to this Agreement and the issue and deliveries of the Conversion Shares, if the same were to be issued and delivered as of the date hereof upon conversion of the Preferred Shares in accordance with the Certificate of Designations, is exempt from registration requirements of the Securities Act and the prospectus requirements of Canadian Securities Laws, and neither the Company nor, to the knowledge of the Company, any Person acting on its behalf, has taken, or will take, any action hereafter that would cause the loss of such exemptions.
Section 3.18.    No Registration Rights. Except for such rights that have been waived or as expressly set forth in this Agreement and the Related Agreements, neither the offering nor sale of the Preferred Shares as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Equity Securities of the Company.
Section 3.19.    Broker Fees and Expenses. Neither the Company nor any of its subsidiaries is a party to any contract, agreement, or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them for a brokerage commission, finder’s fee or commission in connection with the offering and sale of the Preferred Shares contemplated hereby.
Section 3.20.    Listing and Maintenance Requirements.
(a)    The Company has taken no action designed to terminate the listing of the shares of Class A Common Stock on Nasdaq or the TSX, nor has the Company received any notification that Nasdaq or the TSX is contemplating terminating such listing.

(b)    None of the Canadian Securities Commissions, the SEC, Nasdaq or TSX has issued any order requiring trading in any of the Company’s securities to cease. The Company has not been informed that any such aforementioned proceedings have been instituted for that purpose and, to the knowledge of the Company, no such proceedings are pending or contemplated.
Section 3.21.    Certificates. Any certificate signed by an officer or other authorized signatory of the Company and delivered to the Purchasers or to counsel for the Purchasers pursuant to or in connection with this Agreement shall be deemed a representation and warranty by the Company to the Purchasers as to the matters covered thereby as of the date or dates indicated in such certificate.
Section 3.22.    Investment Company Act. The Company is not, nor immediately after the Company’s receipt of the Purchase Price from the Purchasers will the Company be, an “investment company” within the meaning of, and required to be registered under, the Investment Company Act of 1940, as amended.
Section 3.23.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III and Article IV and any schedules or certificates delivered in connection herewith, the Company makes no other representation or warranty, express or implied, written or oral, and hereby, to the maximum extent permitted by applicable Law, disclaims any such representation or warranty, whether by the Company or any other Person, with respect to the Company or with respect to any other information (including, without limitation, pro forma financial information, financial projections or other forward-looking statements) provided to or made available to the Purchasers or any of their respective Representatives in connection with the transactions contemplated hereby.
Section 3.24.    No Other Purchaser Representations or Warranties. Except for the representations and warranties expressly set forth in Article V and in any certificate delivered in connection with this Agreement, the Company hereby acknowledges that no Purchaser nor any other Person has made or is making any other express or implied representation or warranty with respect to such Purchaser or any of its Subsidiaries or their respective condition (financial or otherwise), shareholders’ equity, business, properties, results of operations or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives.
Section 3.25.    Solvency. The Company is, and after giving effect to the issuance of the Preferred Shares and the other transactions related thereto, will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to any person as of a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the such person is not less than the total amount required to pay the liabilities of such person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) such person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Preferred Shares as contemplated by this Agreement, such person is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) such person is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such person is engaged.
Section 3.26.    FCPA; USA Patriot Act; OFAC; Sanctions.
(a)    None of the Company or any of its subsidiaries, or any director or officer thereof, or, to the knowledge of the Company, any employee, agent, representative or Affiliate controlled by the Company or any of its subsidiaries has taken or is aware of any action taken in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to improperly influence official action or secure an improper advantage; and the Company, its subsidiaries, and to the knowledge of the Company, their respective Affiliates that they control have conducted their businesses on behalf of the Company in compliance with the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the Corruption of Foreign Public Officials Act (Canada), and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.
(b)    The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(c)    (i) Neither the Company nor any of its subsidiaries, nor any director or executive officer of the Company or any of its subsidiaries, nor to the knowledge of the Company or any of its subsidiaries, any employee, agent or representative of the Company or any of its subsidiaries acting on the behalf of the Company or any of its subsidiaries, is a person that is, or is owned or controlled by a person that is:

(A)
the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the Office of the Superintendent of Financial Institutions, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or

(B)	located, organized or resident in a country or territory that is the subject of Sanctions;
(ii) The Company or any of its subsidiaries will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person:

(A)
for the purpose of funding or facilitating any activities or business of or with any person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)
in any other manner that will result in a violation of Sanctions by any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise) solely as a result of the Company making such proceeds from the offering available to any such person.

(ii)    For the past five (5) years, neither the Company nor any of its subsidiaries has knowingly engaged in, and neither the Company nor any of its subsidiaries is now knowingly engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
Article IV
REPRESENTATIONS AND WARRANTIES AS TO P2
The Company, to the best of its knowledge after due inquiry, represents and warrants to each Purchaser that:
Section 4.01.    Organization; Standing; Validity. (a) P2 (i) has been duly incorporated, is validly existing as a partnership in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own or hold its property and to conduct its business and (iii) is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing, as applicable, of property requires such qualification, except in the case of clauses (ii) and (iii), where the failure to have such power or authority or to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a P2 Material Adverse Effect.
(b) Each Subsidiary of P2 (i) has been duly incorporated or formed, is validly existing as a corporation, limited liability company, limited partnership, unlimited liability company or similar legal entity in good standing (or similar status to the extent it exists) under the laws of the jurisdiction of its incorporation or formation, as the case may be, (ii) has the corporate, limited liability company, limited partnership, unlimited liability company or other applicable power and authority, as the case may be, to own its property and to conduct its business and (iii) is duly qualified to transact business and is in good standing (or, in each case, such similar status in such jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing, as the case may be, of property requires such qualification, except in the case of clauses (ii) and (iii), where the failure to have such power or authority or to be so qualified or in good standing would not have a P2 Material Adverse Effect.
(c) All of the issued limited partnership interests of P2 that are owned directly or indirectly by the Company have been duly authorized and are validly issued, fully paid and non-assessable.
Section 4.02.    Noncontravention. (a) P2 is not (i) in violation of its organizational document, (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which P2 or any of its Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of P2 or any subsidiary is subject, or (iii) in violation of any law, statute, rule, regulation, Judgment or writ of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over P2 or any of its Subsidiaries or any of their respective properties, assets or operations, except, in the cases of clauses (ii) and (iii), for such defaults and violations that would not reasonably be expected to have a P2 Material Adverse Effect.
(b) None of (i) the execution and delivery by the Company of this Agreement or any Related Agreements, or the performance by the Company of its obligations under this Agreement or any Related Agreements, (ii) the issue and sale by the Company of the Preferred Shares nor (iii) the application of the net proceeds to the Company from this offering in the manner described under the heading “Use of Proceeds” in this Agreement, will conflict with, result in a breach of or constitute a default under (A) any provision of law applicable to P2 or any of its Subsidiaries, (B) the Partnership Agreement, charter, by-laws or similar organizational document of P2 or any of its Subsidiaries, (C) any agreement or other instrument binding upon P2 and its Subsidiaries that is material to P2 and its Subsidiaries, taken as a whole, or (D) any Judgment of any Governmental Entity having jurisdiction over P2 or its Subsidiaries, except in the case of clauses (A), (C) and (D), for any such breach, violation, or default that would not reasonably be expected to have a P2 Material Adverse Effect.
Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants to the Company:
Section 5.01.    Organization and Authority. The Purchaser (i) has been duly organized, is validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite power and authority to carry on its business as presently conducted.
Section 5.02.    Authorization; Enforceability. All necessary corporate action has been taken by the Purchaser to authorize the execution and delivery of this Agreement and to consummate the Transactions (and, as of the date hereof, the resolutions giving effect to such limited partnership actions have not been rescinded, modified or withdrawn in any way). This Agreement and each of the Related Agreements to which the Purchaser is a party has been duly authorized, executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.
Section 5.03.    No Conflict. The execution and delivery by the Purchaser of this Agreement and any Related Agreements to which it is a party do not and will not, and the consummation of the Transactions and compliance by the Purchaser with the provisions of this Agreement and any Related Agreements to which it is a party will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any right or benefit on the part of any third party under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under (i) the organizational or governing documents of the Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 5.04 are obtained prior to the Closing Date and the filings referred to in Section 5.04 are made and any waiting periods thereunder have terminated or expired prior to the Closing Date, (A) any term, condition or provision of any contract to which the Purchaser or any of its Affiliates is a party or by which any of its properties or assets are bound and that is material to the business of the Purchaser and its Affiliates, taken as a whole, (B) any Law that is material to the Purchaser and its Affiliates, taken as a whole, or (C) any Judgment, permit, concession, grant or franchise, in each case, applicable to the Purchaser or any of its Affiliates or any of its properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the Transactions.

Section 5.04.    Governmental Approvals. No consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity or any stock market or stock exchange is necessary on the part of the Purchaser for the execution and delivery of this Agreement or any Related Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, have not had and would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the Transactions.
Section 5.05.    Broker Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by the Purchaser.
Section 5.06.    Purchase for Investment. The Purchaser acknowledges that the Preferred Shares will not have been registered under the Securities Act or under any state or other applicable securities laws and the distribution of the Preferred Shares will not have been qualified by the Company filing and obtaining a receipt for a prospectus under Canadian Securities Laws. The Purchaser (a) acknowledges that it is acquiring the Preferred Shares (and the Conversion Shares) pursuant to an exemption from registration under the Securities Act and from the prospectus requirements of Canadian Securities Laws solely for investment and for the Purchaser’s own account, not as nominee or agent, and with no present intention or view to distribute any of the Preferred Shares (or the Conversion Shares) to any Person in violation of the Securities Act or Canadian Securities Laws, (b) will not sell or otherwise dispose of any of the Preferred Shares or the Conversion Shares, except in compliance with the registration or prospectus requirements or exemption provisions of the Securities Act and any other applicable securities laws (including Canadian Securities Laws), (c) is knowledgeable, sophisticated and experienced in financial and business matters, has previously invested in securities similar to the Preferred Shares and the Conversion Shares, fully understands the limitations on transfer and the restrictions on sales of such Preferred Shares and Conversion Shares and is able to bear the economic risk of its investment and afford the complete loss of such investment, (d) (i) has such knowledge and experience in financial and business matters and in investments of this type, that it is capable of evaluating the merits and risks of its investment in the Preferred Shares and the Conversion Shares and of making an informed investment decision, (ii) has conducted an independent review and analysis of the business and affairs of the Company and its Subsidiaries that it considers sufficient and reasonable for purposes of making its investment in the Preferred Shares and the Conversion Shares and (iii) based thereon and on its own knowledge, has formed an independent judgment concerning the advisability of the Transactions, (e) is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), and (f) is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered. If the Purchaser is resident in or otherwise subject to applicable securities legislation of a province or territory of Canada, then the Purchaser (g) acknowledges that the purchase by and sale to the Purchaser of the Preferred Shares has occurred only in one of those provinces or territories, (h) acknowledges that the Purchaser and/or the Company may be required to provide the applicable Canadian Securities Commissions with the identities of the Purchaser of the Preferred Shares, (i) acknowledges that this Agreement requires the Purchaser to provide certain personal information to the Company, and that such information is being collected by the Company for purposes of completing the purchase and sale of the Preferred Shares, which includes determining the Purchaser’s eligibility to purchase the Preferred Shares under applicable securities laws (including Canadian Securities Laws) and completing filings required by any stock exchange or Canadian Securities Commission, and (j) represents and warrants that either (i) it (A) is not an individual and is an “accredited investor” as such term is defined in National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators (“NI 45-106”) or subsection 73.3(1) of the Securities Act (Ontario), as applicable, (B) is purchasing the Preferred Shares as principal and (C) was not created or used solely to purchase or hold securities as an accredited investor under paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106, or (ii) it is not an individual and is purchasing the Preferred Shares as principal with an aggregate acquisition cost of the Preferred Shares of not less than Cdn$150,000 paid in cash, and the Purchaser was not created or used solely to purchase or hold securities in reliance on the “minimum amount investment” exemption provided under section 2.10 of NI 45-106.
Section 5.07.    No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III and Article IV and in any certificate delivered in connection with this Agreement, the Purchaser hereby acknowledges that neither the Company nor any of its subsidiaries, nor any other Person, (%3) has made or is making any other express or implied representation or warranty with respect to the Company or any of its subsidiaries or their respective condition (financial or otherwise), shareholders’ equity, business, properties, results of operations or prospects, including with respect to any information provided or made available to the Purchaser or any of its Representatives or any information developed by the Purchaser or any of its Representatives or (%3) will have or be subject to any liability or indemnification obligation to the Purchaser resulting from the delivery, dissemination or any other distribution to the Purchaser or any of its Representatives, or the use by the Purchaser or any of its Representatives, of any information, documents, estimates, projections, forecasts, forward-looking information, business plans or other oral or written information provided or made available to or developed by the Purchaser or any of its Representatives in the course of their due diligence investigation of the Company (including in the data room or management presentations), the negotiation of the Transaction Documents or the contemplation of any of the Transactions.

Section 5.08.    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Purchaser, the Purchaser has received and may continue to receive from the Company, its Affiliates and its and their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its subsidiaries and their respective businesses and operations that is not otherwise disclosed in Filed SEC Documents. The Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Purchaser is familiar, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to the Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Purchaser, and that except for the representations and warranties made by the Company in Article III and Article IV of this Agreement and in any certificate delivered in connection with this Agreement, has not relied on such information, and will have no claim against the Company or any of its subsidiaries, or any of their respective Representatives, with respect thereto.
Section 5.09.    Ownership of Company Securities. Prior to the consummation of the Transactions, the Purchaser and its Affiliates hold no shares of Voting Stock and do not belong to any 13D Group.
Section 5.10.    Arm’s Length Transaction. The Purchaser is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Transactions. Additionally, without limiting the representations and warranties of the Company in Article III and Article IV, the Purchaser (a) is not relying on the Company for any legal, tax, investment, accounting or regulatory advice, (b) has consulted with its own advisors concerning such matters and (c) shall be responsible for making its own independent investigation and appraisal of the Transactions.
Section 5.11.    Private Placement Consideration. The Purchaser understands and acknowledges that: (a) its representations and warranties contained herein are being relied upon by the Company as a basis for availing itself of such exemption and other exemptions under the securities Laws of all applicable states and exemption from the prospectus requirements of Canadian Securities Laws and for other purposes, and as a consequence of acquiring the Preferred Shares (and the Conversion Shares) pursuant to such exemptions, certain protections, rights and remedies provided by Canadian Securities Laws, including statutory rights of rescission or damages in the event of a misrepresentation and the benefit of any protection that might have otherwise been available by having a registered dealer involved in the sale, will not be available to the Purchaser in connection with the purchase and sale of the Preferred Shares, (b) no U.S. state or federal agency or Canadian Securities Commission has made any finding or determination as to the fairness of the terms of the sale of the Preferred Shares or any recommendation or endorsement thereof, (c) the Preferred Shares are “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under applicable securities Laws such Preferred Shares (and the Conversion Shares) may be resold without registration under the Securities Act only in certain limited circumstances (d) resale of the Preferred Shares (and the Conversion Shares) in Canada by a Purchaser is subject to the applicable prospectus requirements of Canadian Securities Laws, or will require an available exemption from such requirements, for a period of 4 months from the date of distribution of the Preferred Shares to the Purchaser, and (e) each certificate or Ownership Notice, as the case may be, evidencing the Preferred Shares held by the Purchaser will be endorsed with legends substantially in the forms included in the Certificate of Designations circulated to the Purchasers on the date hereof.
Section 5.12.    Purchase Price. Each Purchaser has and will continue to have through the Closing funds sufficient and legally available to pay the respective Purchase Price for such Purchaser’s Preferred Shares.
Article VI
ADDITIONAL AGREEMENTS
Section 6.01.    Public Announcements. The Company and the Purchasers agree that the initial public announcement by the parties or any of their Affiliates of the execution and delivery of this Agreement shall be in such form or forms as shall be mutually agreed by the Company and CCCM on behalf of the Purchasers. Subject to each party’s disclosure obligations imposed by Law or the rules of any stock exchange upon which its securities are listed (compliance with which shall not require consultation with, or the consent of, the other party), neither the Company nor any Purchaser will make any public news release or other public disclosure with respect to this Agreement or the Transactions in which the other party is named without first consulting with the other, and, in each case, also receiving the other’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 6.02.    Commercially Reasonable Efforts. Each Purchaser and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third Persons required to consummate the Transactions; provided that in no event shall the Purchaser or any of its affiliates or portfolio companies be required to divest, dispose of or hold separate any of its assets, properties or businesses in connection with obtaining any such permits, consents, orders, approvals or authorizations.
Section 6.03.    Filings; Consents. Without limiting the generality of Section 6.02, upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, the Company and each Purchaser shall, and shall cause their respective Affiliates to, use reasonable best efforts to as promptly as practicable (i) obtain any consents, approvals or other authorizations, and make any filings and notifications, required in connection with the Transaction and (ii) make any other submissions either required of them or reasonably deemed appropriate by the Company or the Purchasers in connection with the Transactions under the Securities Act, the Exchange Act, the Canadian Securities Laws, the HSR Act, the rules and regulations of the Nasdaq and TSX and any other applicable Law. The Company and each Purchaser shall, and shall cause their respective Affiliates to, cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents (except to the extent containing confidential information of such Person) to the non-filing party and its Representatives before filing.
Section 6.04.    Corporate Action. At any time that any Preferred Shares are outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized Capital Stock of the Company to include a sufficient number of authorized but unissued shares of Class A Common Stock to satisfy the conversion requirements of all of the Preferred Shares then outstanding, including as may be adjusted for share splits, combinations or other similar transactions.
Section 6.05.    Listing of Shares. To the extent the Company has not done so prior to the date of this Agreement, the Company shall promptly apply to cause the Conversion Shares to be approved for listing, and to maintain such listing, on the Nasdaq and the TSX, subject only to shareholder approval, if required, and official notice of issuance and customary listing conditions of TSX.
Section 6.06.    Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Preferred Shares for general corporate purposes and to pay any costs, fees and expenses incurred by it in connection with the Transactions.
Section 6.07.    Expenses. Except as otherwise expressly provided in this Agreement, each party shall bear and pay its own costs, fees and expenses incurred by it in connection with this Agreement and the Transactions.
Section 6.08.    Confidentiality. Except as required by applicable law or as required to be disclosed in filings or other submissions to any court, regulatory body, administrative agency, governmental body, arbitrator or other legal authority having jurisdiction over a party hereto made to obtain or make necessary consents, approvals or filings, each Purchaser, on behalf of itself and its Affiliates, covenants that (i) until such time as the Transactions are publicly disclosed by the Company, the Purchaser and its Affiliates will maintain the confidentiality of all disclosures made to them in connection with the Transactions, including the existence and terms of the Transactions, and (ii) the Purchaser and its Affiliates will not disclose any confidential, non-public or proprietary information concerning the Transactions and the business, assets, operations, projections and finances of the Company and P2 (any and all such information, provided to the Purchaser before, on or after the date of this Agreement by or on behalf of the Company and/or P2 or their respective Representatives, regardless of the format of such information or manner in which such is provided, together with all notes, summaries, analysis, compilations, studies, interpretations, memoranda and other documents based thereon or extracts, copies and other reproductions thereof is herein referred to as the “Confidential Information”) for a period of two (2) years after the date of this Agreement; provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by any Purchaser, any of its Affiliates or any of their respective Representatives in violation of this Section 6.08, (ii) was or becomes available to any Purchaser, any of its Affiliates or any of their respective Representatives from a source other than the Company or its Representatives, provided that such source is reasonably believed by such Purchaser not to be disclosing such information in violation of an obligation of confidentiality (whether by agreement or otherwise) to the Company, (iii) at the time of disclosure is already in the possession of any Purchaser, any of its Affiliates or any of their respective Representatives, provided that such information is reasonably believed by such Purchaser not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company, or (iv) was independently developed by any Purchaser, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, or other use of any Confidential Information.); provided further that each Purchaser, on behalf of itself and its Affiliates and its and their respective Representatives, may disclose Confidential Information solely to such Purchaser’s Affiliates and its and their respective Representatives on a need-to-know basis, it being understood that each such Purchaser (whether on behalf of itself or its Affiliates, and/or its and their respective Representatives) may provide information that is not Confidential Information regarding the general status of its investment in the Company to its and their stockholders, limited partners, members or other owners, as the case may be.
Section 6.09.     Additional Agreements of the Company and the Purchasers.
(a)    Notwithstanding Section 13 of the Certificate of Designations, subject to applicable law, for so long as the Preferred Shares remain outstanding and until the second anniversary of the Issue Date, if the Company shall issue or propose to issue additional shares of Preferred Stock or Parity Stock, the Company shall provide notice to CCCM at least ten (10) Business Days prior to the proposed issuance of such additional shares of Preferred Stock or Parity Stock, as applicable, and CCCM shall have the right to elect to purchase, for its own account or for any other Entity, up to the greater of (A) 50.0% of the total number of such additional shares of Preferred Stock or Parity Stock and (B) $50.0 million aggregate purchase price of such additional shares of Preferred Stock or Parity Stock, as applicable, at the same time and on the same terms and conditions as the additional shares of Preferred Stock or Parity Stock, as applicable, are proposed to be issued and sold.
(b)    Subject to Section 6.09(c), for so long as the Preferred Shares remain outstanding:

(i)    the Company shall, upon written request (including via electronic mail) from CCCM following the last day of the applicable fiscal quarter, participate in quarterly conference calls with CCCM to discuss the Company’s financial condition and results of operations for the applicable quarter (and, in the case of the fourth quarter of each fiscal year, the applicable fiscal year); provided, that CCCM agrees on behalf of the Entities that in no event shall CCCM be entitled to receive any material non-public information regarding the Company. The conference call will be following the last day of each fiscal quarter of the Company and not later than five (5) Business Days from the earlier of (x) the date the Company issues a press release in respect of its earnings for the relevant quarter (or fiscal year, in the case of the fourth quarter) and (y) the date that the Company files with the SEC an annual report on Form 10-K or a quarterly report on Form 10-Q, as applicable (or, if the Company is not subject to Section 13 or 15(d) of the Exchange Act the date that the Company provides the annual or quarterly reports required by Section 10 of the Certificate of Designations). The Company will contact CCCM no fewer than two (2) Business Days prior to each quarterly conference call in order to arrange, and provide instructions for CCCM to obtain access to, the quarterly conference call at such time and date that is mutually agreeable to the Company and CCCM; provided, further, that the Company shall be permitted to satisfy its obligations under this clause (i) with respect to quarterly conference calls if a Parent Entity participates in such calls instead of the Company;
(ii)    following the occurrence of a Permitted Private Change of Control, the Company shall provide CCCM with annual business plans and quarterly operational reports providing reasonably detailed information regarding the business operations and plans of the Company for the relevant period, in each case, (A) in the form prepared by the Company in accordance with its standard practice at such time for internal use (with permitted redactions of any information relating to compensation matters, information that is reasonably determined by the Company to be commercially sensitive, or forward-looking information regarding proposed material strategic acquisitions, divestitures or operational changes) and (B) within the timeframes for which the applicable annual financial statements or quarterly financial statements is due under Section 10 of the Certificate of Designations; provided that the following information shall not be deemed to be commercially sensitive for purposes of clause (A) above: (x) prior to the earliest to occur of the payment in full of the Contingent Dividends in an amount equal to the Contingent Dividend Cap, the occurrence of a P2 Company Acquisition, or the sale or other disposition of P2 pursuant to Article 11 of the Partnership Agreement, financial information reasonably requested by CCCM with respect to P2’s distribution profile; and (y) historical information with respect to the consummation of material strategic acquisitions, divestitures or operational changes.

(iii)    the Company shall permit representatives of CCCM to have reasonable access to the Company’s management to discuss the affairs, finances and accounts of the Company and its subsidiaries, at all reasonable times and upon reasonable notice during normal business hours; provided, that CCCM agrees on behalf of the Entities that in no event shall CCCM be entitled to receive any material non-public information regarding the Company; and
(iv)    whether or not the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall provide CCCM with P2 annual financial statements (which need not be audited), in each year within 15 days after the time period specified in the SEC’s rules and regulations for non-accelerated filers in respect of filings of annual reports on Form 10-K, containing the information that would be required to be included therein if such financial statements were required pursuant to Rule 3-09 of Regulation S-X promulgated under the Securities Act.
(c)    Notwithstanding Section 6.09(b):
(i)    the requirements set forth in Section 6.09(b)(i)-(iv) shall automatically terminate upon the occurrence of the Entities ceasing to beneficially own in the aggregate at least 25.0% of the aggregate number of Preferred Shares purchased by the Purchasers on the Closing Date; and
(ii)    the requirements set forth in Section 6.09(b)(iv) shall automatically terminate upon the earliest to occur of (A) the payment in full of the Contingent Dividends in an amount equal to the Contingent Dividend Cap, (b) the occurrence of a P2 Company Acquisition and (C) the sale or other disposition of P2 pursuant to Article 11 of the Partnership Agreement.
(d)    The Company acknowledges that each Purchaser may have investment limits in its organizational documents that restrict its ability to directly or indirectly hold public securities. In connection with any Optional Share Conversion, the Company hereby agrees to provide CCCM with at least 45 days written notice of such Optional Share Conversion. In addition, in connection with any such Optional Share Conversion, the Company hereby agrees to use commercially reasonable efforts to conduct an offer or sale for cash (whether pursuant to, at the Company’s election, a registered U.S. public offering or in a private placement pursuant to an available exemption or exclusion from registration under the Securities Act (each, an “Offering”)) of any Conversion Shares received by the Purchasers upon conversion of Preferred Shares pursuant to the terms of the Certificate of Designations in order to assist CCCM in a commercially reasonable, efficient and orderly disposition by the Purchasers of such Conversion Shares; provided, that the Company may, upon the prior written advice of an independent investment bank reasonably acceptable to CCCM (which, in the case of an underwritten Offering, shall be an underwriter in such Offering), require, for marketing and/or deal execution reasons, a minimum number of Conversion Shares in any such Offering, and provided further, that each party shall bear its own expenses in connection with any such Offering. For the avoidance of doubt, under no circumstance shall the Company’s commercially reasonable efforts include a requirement to grant to the Purchasers any “registration rights” with respect to the Conversion Shares, including, without limitation, any “piggyback” or “demand” registration rights.
(e)    Following the occurrence of a Permitted Private Change of Control, the Company hereby agrees that it will not: (i) make any change regarding its tax status, including without limitation any change in its classification as an association taxable as a corporation for U.S. federal tax purposes, that would be (x) materially adverse to the Purchasers without the approval of Purchasers holding at least 2/3 of the Preferred Shares held by the Purchasers, or (y) materially adverse to any Purchaser (or group of Purchasers) disproportionately as compared to any other Purchaser (or group of Purchasers) without the approval of such adversely affected Purchaser (or Purchasers holding at least 2/3 of the Preferred Shares held by such adversely affected Purchasers), and without agreeing to indemnify the Purchasers in a form reasonably satisfactory to the applicable Purchasers whose approval is so required for any loss incurred in connection with or otherwise arising from such change in tax status, provided, that each Purchaser agrees to use commercially reasonable efforts (without unreasonable expense) to mitigate any adverse effect with respect to itself in connection with such change in the Company’s tax status, (ii) change its line of business or operations such that more than 5.0% of its annual revenue (as determined based on the then-most recently annual financial statements of the Company) is derived from businesses or projects in the coal or nuclear energy industries, (iii) directly or indirectly, sell, lease, transfer, convey or otherwise dispose of (other than by way of merger, consolidation or business combination), in one or a series of related transactions, all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any Person, unless, in connection with such disposition, all Preferred Shares held by the Entities are redeemed pursuant to Section 4(b) of the Certificate of Designations, or (iv) voluntarily commence a case or proceeding for bankruptcy, insolvency, winding-up or dissolution.
(f)    Notwithstanding and without limiting the definition of “Permitted Holder” set forth in the Certificate of Designations, the Purchasers hereby agree that the entities listed on Schedule 2 shall constitute “Permitted Holders” for purposes of determining whether a Change of Control has occurred.
(g)    For a period of 18 months from the date of this Agreement, each Purchaser hereby agrees that, in connection with any proposed merger with, or Change of Control to, a Permitted Holder (including, without limitation, any Permitted Holder identified on Schedule 2) and which is submitted for approval to the holders of Voting Stock, such Purchaser shall vote its Preferred Shares in a manner consistent with the recommendation of the Board.
(h)    Following the occurrence of a Permitted Private Change of Control, so long as the Preferred Shares remain outstanding and until the occurrence of the Entities ceasing to beneficially own in the aggregate at least 25.0% of the aggregate number of

Preferred Shares purchased by the Purchasers on the Closing Date, without the approval of Purchasers holding at least 2/3 of the Preferred Shares held by the Purchasers, the Company shall not modify its Dividend Policy or Credit Policy, in each case in a manner that would be materially adverse to the Purchasers.
Article VII
CONDITIONS TO CLOSING
Section 7.01.    Conditions to the Obligations of the Company and each Purchaser. The respective obligations of the Company and each Purchaser to effect the Transactions with respect to such Purchaser’s purchase of Preferred Shares are subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Company and such Purchaser on or prior to the Closing Date of the following conditions:
(a)    no Governmental Entity shall have issued any order, decree or ruling, and no Law shall be in effect, enjoining, restraining or otherwise prohibiting any of the Transactions;
(b)    the Company shall have obtained approval of the Transaction and conditional listing approval for the Conversion Shares from TSX;
(c)    the Conversion Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance; and
(d)    the Company shall have duly adopted and caused to be filed with the Secretary of State of the State of Delaware the Certificate of Designations.
Section 7.02.    Conditions to the Obligations of the Company. The obligations of the Company to effect the Transactions with respect to a Purchaser’s purchase of Preferred Shares are further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:
(a)    all representations and warranties of such Purchaser set forth in this Agreement shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties) in all material respects at and as of the Closing Date, with the same force and effect as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on such earlier date);
(b)    such Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing; and
(c)    the Company shall have received a certificate, signed by a duly authorized officer of such Purchaser, certifying as to the matters set forth in Sections 7.02(a) and 7.02(b).

Section 7.03.    Conditions to the Obligations of each Purchaser. The obligations of each Purchaser to effect the Transactions with respect to such Purchaser’s purchase of Preferred Shares are further subject to the satisfaction or (to the extent permitted by Law) waiver by such Purchaser on or prior to the Closing Date of the following conditions:
(a)    all representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation or qualification as to “materiality,” “Material Adverse Effect” or “P2 Material Adverse Effect” set forth in such representations and warranties) in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on such earlier date);
(b)    Davis Polk & Wardwell LLP, counsel to the Company, shall have provided such Purchaser with its legal opinion, in substantially the form previously provided to the Purchasers;
(c)    the Company shall have delivered to such Purchaser a certified copy of the Certificate of Designations as certified by the Delaware Secretary of State at or prior to the Closing Date;
(d)    the Company shall have delivered to such Purchaser a certificate, in form acceptable to the Purchaser, executed by the Secretary or Assistant Secretary of the Company and dated as of the Closing Date, as to (%4) the resolutions adopted by the Board in connection with the transactions contemplated hereby, (%4) the Certificate of Incorporation of the Company and the Certificate of Designations and (%4) the Bylaws of the Company, each as in effect at the Closing;
(e)    the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing; and
(f)    the Purchaser shall have received a certificate, signed by a duly authorized officer of the Company, certifying as to the matters set forth in Section 7.03(a) and Section 7.03(e).
Section 7.04.    Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if its failure to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use, in accordance with the terms of this Agreement, its required efforts to cause the Closing to occur shall have been a principal cause of, or shall have resulted in, the failure of such condition. A Purchaser may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if the failure of such Purchaser to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use, in accordance with the terms of this Agreement, its required efforts to cause the Closing to occur shall have been a principal cause of, or shall have resulted in, the failure of such condition.
Article VIII
TERMINATION; SURVIVAL; LIMITATION ON DAMAGES
Section 8.01.    Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by mutual written consent of the Company and all of the Purchasers;
(b)    by either the Company or all of the Purchasers, if any Governmental Entity issues an order, decree or ruling or has taken any other action permanently enjoining, restraining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action shall have become final and nonappealable;
(c)    by all of the Purchasers upon written notice to the Company, if any of the conditions set forth in Section 7.03(a) shall have become incapable of being satisfied and shall not have been waived by all of the Purchasers; and
(d)    by the Company upon written notice to the Purchasers, if any of the conditions set forth in Section 7.02(a) or 7.02(b) shall have become incapable of being satisfied and shall not have been waived by the Company;
provided, however, that the right to terminate this Agreement pursuant to Section 8.01(b), (c), and (d) shall not be available to any party whose material breach of any of its representations, warranties, covenants or agreements contained in this Agreement shall have been the principal cause of, or shall have resulted in, the failure of any such condition.
Section 8.02.    Effects of Termination. In the event of the termination of this Agreement as provided for in Section 8.01, this Agreement shall forthwith become wholly void and of no further force and effect without any liability or obligation on the part of the Company or the Purchasers, except that the provisions of Section 6.07, Section 6.08, this Section 8.02 and Article IX (other than Section 9.04) shall survive any termination of this Agreement; provided that the termination of this Agreement shall not relieve any party from any liability for any intentional breach by a party of the terms and provisions of this Agreement.
Section 8.03.    Survival. The representations and warranties set forth in Sections 3.01, 3.02(a), 3.02(h), 3.03, 5.01, 5.02 and 5.03  shall survive the execution and delivery of this Agreement and the Closing indefinitely and the other representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of 12 months following the Closing Date, regardless of any investigation made by or on behalf of the Company or the Purchasers. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.
Section 8.04.    Limitation on Damages. Notwithstanding any other provision of this Agreement, except in the case of fraud, no party shall have any liability to the other in excess of the Purchase Price, and no party shall be liable for any consequential, incidental, indirect, special, exemplary, punitive or multiplier damages or any lost profits, in each case with respect to this Agreement.
Article IX
MISCELLANEOUS
Section 9.01.    Notices. All notices, requests, permissions, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, by facsimile (which is confirmed), by email (which is confirmed) or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles or emails (or at such other address or facsimile or email for a party as shall be specified by like notice):
(a)    If to the Company:
Pattern Energy Group Inc.
1088 Sansome Street
San Francisco, CA 941111
Attention: Office of the General Counsel
Email: generalcounsel@patternenergy.com
with a copy to (which copy alone shall not constitute notice):
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10016
Attention: Shane Tintle
Facsimile: (212) 701-5526
Email: shane.tintle@davispolk.com

If to the Purchasers, to CCCM on behalf of the Purchasers:

CBRE Caledon Capital Management Inc.
141 Adelaide Street West, Suite 1500
Toronto, Ontario M5H 3L5

Attention: Robert Shaw
Email: rshaw@cbrecaledon.com
with a copy to (which copy alone shall not constitute notice):
Torys LLP
1114 Avenue of the Americas, 23rd Floor
New York, NY 10036
Attention: Mile Kurta
Facsimile: (212) 682-0200
Email: mkurta@torys.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.02.    Amendments, Waivers, etc.. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the party against whom such amendment or waiver shall be enforced. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such other right, power or remedy or to demand such compliance.
Section 9.03.    Counterparts and Facsimile. This Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile, electronic transmission or otherwise) to the other parties.
Section 9.04.    Further Assurances. Each party hereto shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to consummate or implement the Transactions.
Section 9.05.    Governing Law; Specific Enforcement; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.
(b)    Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of federal courts of the United States of America located in the City and County of New York, Borough of Manhattan and the courts of the State of New York located in the City and County of New York, Borough of Manhattan, for the purposes of any action or other proceeding arising out of this Agreement and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such action or proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.01 shall be effective service of process for any such action or proceeding.
(c)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (%4) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, CLAIM OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (%4) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05(c).
Section 9.06.    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. The words “made available to the Purchasers” and words of similar import refer to documents (a) posted to the data room by or on behalf of the Company on or prior to the date hereof or (b) delivered in person or electronically to the Purchasers on or prior to the date hereof. All references to “$” mean the lawful currency of the United States of America. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
Section 9.07.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.
Section 9.08.    Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Certificate of Designations and any Related Agreements, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and such permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, whether as third party beneficiary or otherwise.
Section 9.09.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, however, that (a) each Purchaser may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Assignee and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided that no such assignment will relieve any Purchaser of its obligations hereunder prior to the Closing; provided, further, that no party hereto shall assign any of its obligations hereunder with the primary intent of avoiding, circumventing or eliminating such party’s obligations hereunder. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
Section 9.10.    Acknowledgment of Securities Laws. Each Purchaser hereby acknowledges that it is aware, and that it will advise its Affiliates and Representatives who are provided material non-public information concerning the Company or its securities, that the United States securities Laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities, and that applicable Canadian Securities Laws prohibit a “person or company in a special relationship” with the Company from (i) purchasing or selling securities of the Company with knowledge of a “material fact” or “material change” (as defined under Canadian Securities Laws) with respect to the Company that has not been generally disclosed and (ii) informing, other than in the necessary course of business, another person or company of such material fact or material change with respect to the Company before the material fact or material change has been generally disclosed.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase and Rights Agreement as of the day and year first above written.

PATTERN ENERGY GROUP INC.
By:	/s/ Esben Pedersen
Name: Esben Pedersen
Title: Chief Financial Officer

CBRE CALEDON JUPITER II INVESTMENTS LP, by its general partner, CBRE CALEDON JUPITER GP INC.
By:	/s/ Jeff DeBlock
Name: Jeff DeBlock
Title: Vice President

CBRE CALEDON GLOBAL INFRASTRUCTURE FUND HOLDINGS I, LP, by its general partner, CBRE CALEDON GLOBAL INFRASTRUCTURE GP INC.
By:	/s/ Jeff DeBlock
Name: Jeff DeBlock
Title: Vice President

1836562 Ontario Inc.
By:	/s/ Kevin Fahey
Name: Kevin Fahey
Title: Secretary
By:	/s/ Derek Dobson
Name: Derek Dobson
Title: Authorized Signing Officer

CBRE CALEDON TRIDENT INFRASTRUCTURE INVESTMENTS II LP, by its general partner, CBRE CALEDON TRIDENT GP INC.
By:	/s/ Jeff DeBlock
Name: Jeff DeBlock
Title: Vice President

CALEDON SIRIUS INVESTMENTS LP, by its general partner, CALEDON SIRIUS GP INC.
By:	/s/ Jeff DeBlock
Name: Jeff DeBlock
Title: Vice President

1793177 Ontario Inc.
By:	/s/ Sean Hewitt
Name: Sean Hewitt
Title: CEO
By:	/s/ James Clarkson
Name: James Clarkson
Title: Treasurer

CBRE CALEDON NOVA INVESTMENTS, L.P., by its general partner, CBRE CALEDON NOVA GP INC.
By:	/s/ Jeff DeBlock
Name: Jeff DeBlock
Title: Vice President

CALEDON TAURUS INVESTMENTS LP, by its general partner, CALEDON TAURUS GP INC.
By:	/s/ Jeff DeBlock
Name: Jeff DeBlock
Title: Vice President

Schedule 1

Purchaser	Number of Preferred Shares
CBRE Caledon Jupiter II Investments LP	2,800,000
CBRE Caledon Global Infrastructure Fund Holdings I, LP	2,600,000
1836562 Ontario Inc.	2,000,000
CBRE Caledon Trident Infrastructure Investments II LP	1,200,000
Caledon Sirius Investments LP	600,000
1793177 Ontario Inc.	400,000
CBRE Caledon Nova Investments, L.P.	400,000
Caledon Taurus Investments LP	400,000
Total	10,400,000